EXHIBIT 99.1

For Immediate Release

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REVENUES RISE 14%
IN SECOND QUARTER OF FY2012

COMPANY EARNS $0.29 PER DILUTED SHARE ON REVENUES OF $16.2 MILLION IN
FIRST HALF OF FISCAL YEAR

DURANGO, Colorado (October 11, 2011) -- Rocky Mountain Chocolate Factory, Inc. (Nasdaq: RMCF) (the “Company”), which franchises/operates gourmet chocolate and self-serve frozen yogurt stores and manufactures an extensive line of premium chocolates and other confectionery products, today reported its operating results for the second quarter and first half of FY2012.

For the second quarter of FY2012, total revenues increased 14.3 percent to approximately $7.6 million, compared with revenues of approximately $6.6 million in the second quarter of FY2011. Same-store sales at franchised retail outlets decreased 1.9 percent, while same-store pounds of factory products purchased by franchised stores declined by 4.6 percent versus the second quarter of FY2011.  Management believes the modest decrease in same-store sales at franchised locations was primarily due to continued sluggishness in the U.S. economy and its impact upon customer traffic in regional shopping malls and other retail venues.  Total factory sales increased 8.0 percent from the second quarter of FY2011 to $4.5 million, primarily due to an increase in shipments to customers outside our system of retail stores.

Royalties and marketing fees declined 1.2 percent in the second quarter of FY2012 as a result of the 1.9 percent decrease in same-store sales at franchise locations and a decrease in the average number of franchised domestic Rocky Mountain Chocolate Factory stores in operation, partially offset by an increase in royalties from co-branded stores.  The average number of co-branded stores in operation increased from 28 units in the second quarter of FY2011 to 44 units in the second quarter of FY2012. Franchise fees increased 173.0 percent to $143,000 in the second quarter of FY2012, versus $53,000 in the second quarter of FY2011.

Retail sales increased 58.7 percent, from $923,000 in the second quarter of FY2011 to $1,464,000 in the second quarter of FY2012, reflecting an increase in the average number of Company-owned stores in operation resulting from the opening of four Aspen Leaf Yogurt locations, partially offset by the sale of three Company-owned Rocky Mountain Chocolate Factory stores to franchisees.  Same-store sales at Company-owned stores increased 4.1 percent in the second quarter of FY2012 when compared with the second quarter of FY2011.

Net income for the second quarter of FY2012 declined 3.4 percent to $912,000, versus $944,000 in the second quarter of FY2011, primarily due to increases in franchise, sales and marketing, and general and administrative expenses associated with the continued development of the Company’s new Aspen Leaf Yogurt retail concept.  Basic earnings per share decreased 6.3 percent to $0.15 in the second quarter of FY2012, compared with $0.16 a year earlier.  Diluted earnings per share decreased 6.7 percent to $0.14 in the FY2012 second quarter, versus $0.15 in the second quarter of FY2011.

“While a soft economy and difficult credit environment continues to challenge our Rocky Mountain Chocolate Factory franchise system, we are pleased to report a 14.3 percent increase in revenues for our second quarter, primarily reflecting retail sales contributions from the growing number of Aspen Leaf Yogurt (‘ALY’) stores operated by the Company and franchisees,” stated Bryan Merryman, Chief Operating Officer of Rocky Mountain Chocolate Factory, Inc.  “We opened four Company-owned ALY stores in the first six months and have signed leases for five additional stores that will begin opening in November of this year.  Two franchised ALY stores also opened during the second quarter and another came on line in September.  At the present time, eight ALY stores are operating in four states, and we expect to be operating 13 ALY stores by the end of the current fiscal year.  Although none of the ALY stores has been open long enough for us to evaluate their full-year operating metrics, we have been pleased to date with the sales generated by the Company-owned and franchised ALY stores.  We believe our entry into the frozen self-serve yogurt market has the potential to significantly enhance shareholder value in coming years, as this new initiative complements our chocolate store business, leverages our three decades of experience in franchising and provides diversification of our revenue base.”

“A scarcity of available credit for small businesses in the current economic environment continues to make it very difficult for existing and prospective Rocky Mountain Chocolate Factory and Aspen Leaf Yogurt franchisees to finance new store openings.  In the most recent quarter, three Company-owned stores were sold to franchisees and an additional two Cold Stone Creamery (‘CSC’) stores were converted to co-branded units.  Currently, a total of 45 co-branded stores offer customers the ability to select from a wide variety of both ice cream desserts and premium chocolate products on a year-round basis, and another two co-branding licenses have been sold to CSC franchisees for store conversions during the second half of fiscal year 2012.”

“Despite a modest decrease in same-store sales at franchised Rocky Mountain Chocolate Factory locations in the most recent quarter, increased expenses associated with the roll-out of the Aspen Leaf Yogurt concept, and higher fuel and transportation costs, our net income declined by only 3.4 percent, to $912,000 in the second quarter and by less than 2.3 percent during the first half of FY2012.  We generated $3.0 million in cash from operating activities during the first half of the fiscal year.  Our financial condition remains very strong, as evidenced by the Company’s balance sheet at the end of the second quarter.  After purchasing $1.2 million in property and equipment, primarily related to new ALY store openings, and paying out $1.2 million in cash dividends to shareholders during the first half of the fiscal year, we ended the second quarter with a 4.1-to-1.0 current ratio, no long- or short-term debt outstanding, almost $4.1 million of cash and equivalents on our balance sheet and shareholders’ equity of $17.6 million.”

On September 16, 2011, the Company paid its 33rd consecutive quarterly cash dividend, in the amount of $0.10 per share, to shareholders of record on September 6, 2011.  Based upon the closing price of RMCF shares on the The Nasdaq Global Market on October 10, 2011, the annualized cash dividend of $0.40 per share provided shareholders with a 4.8 percent current yield.

For the first half of FY2012, total revenues increased 13.8 percent to approximately $16.2 million, compared with revenues of approximately $14.2 million in the first half of FY2011.  Same-store sales at franchised retail outlets declined 0.6 percent in the first half of FY2012, when compared with the first half of FY2011, while same-store pounds of factory products purchased by franchised stores declined by 2.5 percent versus the first half of FY2011.  Factory product sales increased 7.8 percent to $10.4 million, primarily due to a 24.3 percent increase in shipments to customers outside the Company’s network of franchised and licensed retail stores and a 3.9 percent increase in purchases by franchised and licensed retail stores.

Royalties and marketing fees were relatively unchanged at approximately $2.75 million in the first half of FY2012, compared with approximately $2.76 million in the first half of FY2011.  Retail sales increased 63.7 percent to $2,842,000 in the first half of FY2012 compared to $1,736,000 in the first half of FY2011, primarily reflecting an increase in the average number of Company-owned stores in operation from 12 in the first half of FY2011 to 14 in the first half of FY2012.  Same-store retail sales at Company-owned stores increased 4.1 percent in the first half of FY2012 when compared with the first half of FY2011.  Franchise fees increased 92.9 percent to $249,800 in the first half of FY2012 versus $129,500 in the corresponding period of the previous fiscal year.

Net income for the first half of FY2012 declined 2.3 percent to $1,831,000, versus $1,875,000 in the first half of FY2011.  Basic earnings per share decreased 3.2 percent to $0.30 in the first half of FY2012 compared with $0.31 in the first half of FY2011.  Diluted earnings per share of $0.29 in the first half of FY2012 were 3.3 percent lower than the $0.30 per share reported in the first half of FY2011.

During the second quarter of FY2012, licensees opened co-branded Cold Stone Creamery stores in Grand Blanc, Michigan and Lawrence, Kansas and franchisees opened new stores in Chester, New Jersey; Great Falls, Montana; and Salt Lake City, Utah. Aspen Leaf Yogurt stores were opened by franchisees in Golden, Colorado and Boulder, Colorado.  A complete list of stores is available on the Company’s websites at www.rmcf.com and www.aspenleafyogurt.com.

The Company will host its second quarter conference call today, October 11, 2011 at 4:15 p.m. EDT to discuss its operating results for the quarter and six months ended August 31, 2011, along with other topics of interest.  To access the conference call, please dial 877-317-6789 (international/local participants dial 412-858-4600) approximately five minutes prior to 4:15 p.m. EDT and ask to be connected to the “Rocky Mountain Chocolate Factory Conference Call.”  A replay of the conference call will be available one hour after completion of the call until October 18, 2011 at 5:00 p.m. EDT by dialing 877-344-7529 (international callers dial 412-317-0088) and entering the conference I.D. #10004972.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. As of October 10, 2011, the Company and its franchisees operated 366 stores in 40 states, Canada and the United Arab Emirates.  The Company’s common stock is listed on The Nasdaq Global Market under the symbol “RMCF.”

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements involve risks and uncertainties, and we undertake no obligation to update any forward-looking information.  Risks and uncertainties that could cause cash flows to decrease or actual results to differ materially include, without limitation, seasonality, consumer interest in our products, general economic conditions, consumer and retail trends, costs and availability of raw materials, competition, the success of our co-branding agreement with Cold Stone Creamery Brands, including but not limited to new store openings, the success of our launch of Aspen Leaf Yogurt, LLC and our ability to open new locations this fiscal year, whether same store sales increase for FY2012 and other risks.  Readers are referred to our periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.  The information contained in this press release is a statement of our present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and our assumptions.  We may change our intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise.  The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554

(Financial Highlights Follow)

STORE INFORMATION

	New stores opened during
	three months ended	Stores opened as of
	August 31, 2011	August 31, 2011
United States
Rocky Mountain Chocolate Factory
Franchise Stores	3	248
Company-Owned Stores	0	8
Cold Stone Creamery	2	45
Aspen Leaf Yogurt
Franchise Stores	2	3
Company-Owned Stores	0	4
International License Stores	2	58
Total	9	366

INTERIM UNAUDITED
STATEMENTS OF INCOME
(in thousands, except per share data and percentages)

	Three Months Ended August 31,		Three Months Ended August 31,
	2011	2010	2011	2010
Revenues
Factory sales	$4,539	$4,204	59.9%	63.4%
Royalty and marketing fees	1,429	1,447	18.9%	21.8%
Franchise fees	144	53	1.9%	0.8%
Retail sales	1,464	923	19.3%	13.9%
Total Revenues	7,576	6,627	100.0%	100.0%

Costs and Expenses
Cost of sales	3,578	3,078	47.2%	46.4%
Franchise costs	515	353	6.8%	5.3%
Sales and marketing	385	359	5.1%	5.4%
General and administrative	717	645	9.5%	9.7%
Retail operating	787	580	10.4%	8.8%
Depreciation and amortization	190	173	2.5%	2.6%
Total Costs and Expenses	6,172	5,188	81.5%	78.3%

Income from operations	1,404	1,439	18.5%	21.7%

Interest income	14	16	0.2%	0.2%

Income before income taxes	1,418	1,455	18.7%	22.0%

Provision for income taxes	506	512	6.7%	7.7%

Net income	$912	$943	12.0%	14.2%

Basic Earnings Per Common
Share	$0.15	$0.16
Diluted Earnings Per Common
Share	$0.14	$0.15

Weighted Average Common
Shares Outstanding	6,105,744	6,044,048

Dilutive Effect of Employee Stock
Options	193,419	243,457

Weighted Average Common
Shares Outstanding,
Assuming Dilution	6,299,163	6,287,505

INTERIM UNAUDITED
STATEMENTS OF INCOME
(in thousands, except per share data and percentages)

	Six Months Ended August 31,		Six Months Ended August 31,
	2011	2010	2011	2010
Revenues
Factory sales	$10,372	$9,618	64.0%	67.5%
Royalty and marketing fees	2,750	2,758	17.0%	19.4%
Franchise fees	250	130	1.5%	0.9%
Retail sales	2,842	1,736	17.5%	12.2%
Total Revenues	16,214	14,242	100.0%	100.0%

Costs and Expenses
Cost of sales	8,211	7,127	50.6%	50.0%
Franchise costs	922	713	5.7%	5.0%
Sales and marketing	825	748	5.1%	5.3%
General and administrative	1,457	1,313	9.0%	9.2%
Retail operating	1,638	1,122	10.1%	7.9%
Depreciation and amortization	359	341	2.2%	2.4%
Total Costs and Expenses	13,412	11,364	82.7%	79.8%

Income from operations	2,802	2,878	17.3%	20.2%

Interest income	31	25	0.2%	0.2%

Income before income taxes	2,833	2,903	17.5%	20.4%

Provision for income taxes	1,002	1,028	6.2%	7.2%

Net income	$1,831	$1,875	11.3%	13.2%

Basic Earnings Per Common
Share	$0.30	$0.31
Diluted Earnings Per Common
Share	$0.29	$0.30

Weighted Average Common
Shares Outstanding	6,091,179	6,037,015

Dilutive Effect of Employee Stock
Options	211,294	232,772

Weighted Average Common
Shares Outstanding,
Assuming Dilution	6,302,473	6,269,787

SELECTED BALANCE SHEET DATA
(in thousands)

	August 31, 2011	February 28, 2011
Current Assets	$13,582	$13,507
Total Assets	$21,921	$21,439
Current Liabilities	$3,315	$3,676
Stockholder's Equity	$17,564	$16,654